Exhibit 10.3
THIRD AMENDMENT TO PERFORMANCE FOOD GROUP COMPANY
1993 OUTSIDE DIRECTORS’ STOCK OPTION PLAN
     WHEREAS, the Board of Directors and shareholders of Performance Food Group Company, a Tennessee corporation (the “Company”), have previously adopted the Performance Food Group Company 1993 Outside Directors’ Stock Option Plan (the “Plan”); and
     WHEREAS, the Plan has previously been amended; and
     WHEREAS, pursuant to Section 14 of the Plan, the Company’s Board of Directors has retained the right to amend the Plan; and
     WHEREAS, the Company’s Board of Directors now desires to amend the Plan;
     NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company’s Board of Directors, the Plan is hereby amended as follows:
     1. Section 9 of the Plan is deleted in its entirety and replaced with the following:
“9. Capital Adjustments and Corporate Reorganizations. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend, split or combination, a recapitalization or reclassification, or a reorganization, merger or consolidation in which the Company is the surviving corporation or other similar change affecting the Stock, the number and class of shares then subject to Options and for which Options may thereafter be granted and the amounts per share of Stock payable upon exercise or surrender of such Options shall be equitably and proportionately adjusted by the Committee to reflect such change. No fractional shares shall be issued as a result of such adjustment. In the event of a dissolution of the Company or a reorganization, merger or consolidation in which the Company is not the surviving corporation, the Company by action of its Board of Directors shall either (i) terminate outstanding and unexercised Options as of the effective date of such dissolution, merger or consolidation by giving notice to each Optionee of its intention to do so and permitting the exercise, during a period prior to such effective date to be specified by the Committee, of all outstanding and unexercised Options or portions thereof; provided, however, that no Options shall become exercisable hereunder after the expiration date thereof, or (ii) in the case of such reorganization, merger or consolidation, arrange for an equitably and proportionately substitution of shares or other securities of the corporation with which the Company is reorganized, merged or consolidated in lieu of the shares of Stock which are subject to such outstanding and unexercised Options.
     2. Except as expressly stated herein, all other portions of the Plan remain in full force and effect.
     3. This Third Amendment to the Performance Food Group Company 1993 Outside Directors’ Stock Option Plan is effective this 22nd day of February, 2007.

PERFORMANCE FOOD GROUP COMPANY

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